Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSE AGREEMENT

between

Deutsches Krebsforschungszentrum

Stiftung des öffentlichen Rechts

Represented by the members of board of management

Prof. Dr. Dr. Harald zur Hausen and Dr. rer. pol. Josef Puchta,

Im Neuenheimer Feld 280,

D-69120 Heidelberg

(hereinafter referred to as DKFZ)	on the one part

and

Affimed Therapeutics AG

Dr. Albert-Reimann-Str. 2

D - 68526 Ladenburg

(hereinafter referred to as Affimed)	on the other part

WHEREAS, DKFZ is the owner of the patents and patent applications set forth in Exhibit A.

WHEREAS, Affimed is interested in taking a license under such patents and applications, i.e. an exclusive license including the right to grant sublicenses during a period of at least four (4) years, and

WHEREAS, DKFZ is entitled and prepared to grant such license.

NOW, THEREFORE, in consideration of the mutual promises herein the parties hereto agree as follows;

I.	Definitions

1.1	“Patent Rights” shall mean

the patents and patent applications set forth in Exhibit A and any equivalents thereof , including all continuations, continuations in part, divisionals, reexaminations, reissue applications anywhere in the world.

1.2	“Affiliate” shall mean

any corporation and/or business entity controlled by, controlling or under control of Affirmed. For the purpose of this Agreement control means direct or indirect beneficial ownership of 50% or more of the voting stock or analogue interest in such corporation or the business entity.

1.3	“Licensed Product(s)” shall mean

any product (s), the manufacture, use or sale of such product (s) would in the absence of the license granted herein, constitute an infringement of the Patent Rights.

1.4	“Licensed Service(s)” shall mean

any service; comprising research, development, trials, manufacture etc., performed by Affimed on a commercial basis and using the inventions covered by Patent Rights. Licensed Service specifically includes services for and cooperations with third party companies; Licensed Service specifically excludes any services the costs of which are completely born by government grants.

1.5	“Net Sales” shall mean

the gross sales value of Licensed Products and Licensed Services (less sales (turnover) taxes like Value Added Tax (VAT)), billed by Affimed less ***** as an average reasonable factor for all deductible costs attributable to such sales. The deductible costs included in such factor comprise: customs and cash discounts, trade discounts or quantity discounts; allowances or credits to customers on account of settlement of complaints; returns or retroactive price reductions, excise taxes and duties imposed upon the Licensed Products except sales (turnover) taxes like the value added tax (VAT); costs for packaging, freight outwards or transportation insurance. This definition shall also be applicable for sales to Affiliates if such sales are in accordance with the at-arm’s-length principle, i.e. if the price invoiced by Affimed is ***** as the price invoiced for sales to third parties i.e. companies which are no Affiliates. If this is not the case the average invoice price for similar sales to third parties shall be applied.

1.6	“Sale” or “sold” shall mean

to sell, hire, let, rent, lease, provide or otherwise dispose of for monetary or other valuable consideration. Sale shall not include transactions performed without charge to a third party e.g. for marketing or demonstration purposes or in connection with clinical or experimental trials.

1.7	“Effective Date” shall mean

the date on which both parties have signed this Agreement.

1.8	“Exclusivity Period” shall mean

the period during which an exclusive license in accordance with Sections 2.2 hereof is granted.

II.	License

2.1	DKFZ hereby grants to Affimed a world-wide royalty bearing license under the Patent Rights to make, have made, use, sell and have sold Licensed Products and to practice Licensed Services.

2.2	The license granted shall be exclusive for an initial period of four (4) years calculated from the Effective Date of this Agreement. DKFZ shall not be entitled to grant further licenses to third parties during the period of exclusivity of this license but DKFZ shall be entitled to use the Patent Rights for scientific purposes. (The license defined in this Section 2.2 is referred to as “exclusive” license in this Agreement).

The validity of the exclusive license will be extended by periods of one year each up until at the most expiration of the last to expire patent of Patent Rights unless DKFZ and/or Affimed has informed the other in writing of a modification no later than three months prior to the expiration of the initial period of four (4) years or the corresponding period. One reason of such a modification is defined in Section 13.3.

III.	Royalty

3.1	In consideration of the exclusive license granted hereunder Affimed shall pay to DKFZ a running royalty of ***** of Net Sales. During the initial period of four (4) years, the Net Sales are extended to the Affimed’s total sales, but excluding the exceptions as defined in Section 1.4. and excluding sublicenses as defined in Section 3.2.

3.2	If Affimed grants a sublicense to third parties, the portion of ***** of each license income, shall be paid to DKFZ.

If Affimed grants a sublicense in connection with a cross-license to third parties, Affimed shall make a lump-sum payment of DM seventy thousand (70.000,00) within thirty (30) days after execution of a corresponding sublicense agreement with the third party. Each lump sum payment may be credited against Affimed’s portion of the respective license income i.e. by reducing the portion of license income payable to Affimed by ***** of the amount due until the accumulated reduction has reached the amount of *****. Thereafter, Affimed’s portion of license income has to be transferred without any further deduction.

3.3	Royalty payment shall commence with the first Sale of Licensed Products or Licensed Services by Affimed and shall cease upon expiration of the last to expire patent of Patent Rights. The regulation under 3.1 has to be considered, correspondingly.

If Affimed must pay for the sale of Licensed Products or Licensed Services a running royalty to a third party, Affimed shall not be entitled to deduct any percent of that royalty payable to that third party from the running royalty payable under this Agreement.

3.4	***** taxes imposed on payments made by Affimed to DKFZ shall be borne by Affimed.

3.5	Affimed shall keep correct and complete records of account as to the Licensed Products or Licensed Services sold containing all information required for the computation and verification of the Net Sales and of the royalties to be paid under this Agreement.

3.6	During the term of this Agreement and within a period of ***** after its termination (and expiration) DKFZ shall have the right to have such records of account inspected and examined during the ordinary business hours through an independent certified public accountant acceptable to Affimed.

The cost for such inspection and examination shall be borne by DKFZ; if the sublicense account should not be in order and the difference is ***** or more, the cost shall be borne by Affimed.

3.7	Affimed is obliged to transmit to DKFZ within 30 (thirty) days from the end of every calendar half year a written report showing the quantities of Licensed

Products and Licensed Services sold by Affimed in the preceding calendar half year as well as the corresponding Net Sales and the royalties due. If there were no royalty bearing manufacture or sales of any Licensed Products and Licensed Services, Affimed has to report so to DKFZ within said term. The regulations under 3.1 and 3.3 have to be considered, correspondingly. The written report or the nil returns shall be sent to the following address

Deutsches Krebsforschungszentrum

Technology Transfer Department S0102

Im Neuenheimer Feld 280,

69120 Heidelberg

Federal Republic of Germany

3.8	The amount of royalty due has to be remitted in Deutsche Mark or Euro within said term of the above paragraph to the following account of DKFZ by Swift transfer:

*****

*****

3.9	The obligations to pay shall only be fulfilled on the day on which the relevant amount of money is credited to the aforesaid account.

3.10	For the conversion of foreign currency into Deutsche Mark or Euro the official spot selling rate at Frankfurt am Main on the last business day of the period to which the payment of royalties relates shall apply.

If any payment is delayed, the spot selling rate valid on the last business day of the corresponding royalty period is to be used.

3.11	On payments in arrear the Affimed shall pay interest at the higher rate of

a)	*****

b)	*****

Any losses suffered by DKFZ in terms of less favourable exchange rate as a result of such delayed payments have to be refunded by Affimed to DKFZ by applying the modalities of accounting according to paragraph 3.10.

IV.	Improvements / Further developments

4.1	Affimed will inform DKFZ of the improvements relating to or similar to Patent Rights or Licensed Products or Licensed Services. DKFZ shall have the right to use these improvements for scientific purposes.

4.2	For the next ***** after the execution of this agreement DKFZ agrees to notify Affimed within three months after filing of any other patent application generated by the scientific group of Prof. Dr. Melvyn Little remaining at DKFZ which is filed by DKFZ in the field of the Patent Rights which is not the result of research funded by third parties and therefore committed to those third parties. Affimed shall have ***** from the date of disclosure to indicate its interest in the disclosed patent application. The parties agree to promptly begin good faith negotiations on the terms of a license agreement for such rights. DKFZ has no obligation to grant such a license.

V.	Prosecution - Enforcement

5.1	DKFZ shall be responsible for the prosecution and maintenance of Patent Rights and Affimed shall use its best efforts to assist DKFZ in this respect, except as provided for hereinafter in Section 5.2.

5.2	During the Exclusivity Period

Affimed shall reimburse DKFZ ***** costs and expenses incurred and invoiced in connection with the prosecution, maintenance and defense of Licensed Patents after the Execution Date of the Agreement. Regarding the Licensed Patents (7) and (8), Affimed shall also reimburse DKFZ any external costs and expenses incurred and invoiced before Execution Date of this Agreement;

Affimed shall in particular assist DKFZ in proceedings relating to scope and validity of Patent Rights like oppositions, invalidation and interference proceedings;

DKFZ shall have the right to discontinue its activities particularly in interference proceedings if at DKFZ’s discretion the likelihood of success is low and does not justify the time and efforts to be spent, or if the commercial benefit to be expected after having prevailed in such proceedings is uncertain or small, provided however, that in such case DKFZ shall offer to Affimed to continue such proceeding and shall provide them with all information and documents necessary;

Affimed and DKFZ shall use their best efforts to settle as early as possible any interference which might be provoked in the USA, and to offer at reasonable terms and conditions a sublicense to the other party (or other parties) involved in such an interference;

Affimed – with assistance of DKFZ, if requested - shall enforce Patent Rights to any infringer and to abate infringement preferably by granting further sublicenses at reasonable conditions;

Affimed shall inform DKFZ if Affimed wishes to discontinue the reimbursement of costs related to maintenance and prosecution of Patent Rights and DKFZ shall then have the right to either maintain and prosecute the Patent Rights at its own expense or to abandon the Patents Rights.

5.3	Any reimbursement to be made by Affimed to DKFZ shall be due within ***** after receipt of the respective invoice.

During any time outside the Exclusivity Period DKFZ shall be responsible for prosecution, maintenance and defence of the Patent Rights at its own expense and shall have the right to abandon Patent Rights after having offered the further maintenance at its own expense to Affimed.

VI.	Non-Warranty - Indemnity

6.1	Nothing in this Agreement shall be construed as

a)	a warranty or representation by DKFZ as to the validity or scope of any Patent Rights; or

b)	a warranty or representation that anything made, used, sold, provided or otherwise disposed of under any sublicense granted in this Agreement is or will be free from infringement of patents of third parties;

c)	a requirement that DKFZ shall file any patent application, secure any patent, or maintain any patent in force except as provided for in Art. V;

d)	an obligation to bring or prosecute actions or suits against third parties for infringement; or

e)	an obligation to furnish any manufacturing or technical information; or

f)	conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of DKFZ; or

g)	granting by implication, estoppel, or otherwise, any licenses or rights under patents of DKFZ other than Patent Rights, regardless of whether such other patents are dominant of or subordinate to any Patent Rights.

6.2	DKFZ shall not be liable to Affimed or to any third party or to any direct or indirect customer of Affimed because of the infringement of any patent of any third party by Affimed because of the license granted under this Agreement. DKFZ does not grant any indemnity against costs, damages, expenses or royalties arising out of proceedings by third parties for infringement of any patents of third parties.

6.3	DKFZ shall not be liable for any damage or loss of whatsoever nature sustained or for third parties claims arising out of or in connection with or related to the performance of this Agreement.

6.4	Affimed agrees to hold harmless and indemnify DKFZ from any claims and liabilities arising out of or in connection with Licensed Products and or Licensed Services, their manufacture or performance, use or sale including related activities (like advertising, publishing, etc.).

VII.	Ineffective Clauses

7.1	Should one or several provisions of this Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would also have concluded this Agreement with this new provision. In case such provisions cannot be found, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have concluded this Agreement without the invalid provisions.

VIII.	Confidentiality

8.1	DKFZ and Affimed undertake to keep secret any and all information received under this Agreement and to obligate also their employees to the same extent and to the extent legally permissible, even for the time after their employment. This obligation shall not apply, however, to such information for which the receiving party proves that it was already known to it prior to its receipt or that it will become known by publication or otherwise become lawfully available or that it is required to be disclosed under any applicable law, regulations or governmental order. The obligation to keep secret shall survive the termination of this Agreement by a period of ***** calculated from the termination thereof.

Both parties are entitled to disclose the existence of this Agreement and the scope of the sublicense granted.

8.2	Any information relating to this license Agreement, in particular to Patent Rights, Licensed Patents or to Licensed Products will be published only after prior written approval of the manuscript by DKFZ and/or Affimed.

IX.	Force Majeur

9.1	All cases of force majeur which shall include but not be restricted to fire, flood, earthquake, explosion, riot, strike, lock-out, war and regulations of any governmental or local authority shall, for the duration of and to the extent of the effect caused by such incidents, release the parties from the performance of their contractual obligations.

Either party shall notify the other party without delay of any such incident occurring and the parties shall discuss the effect of such incidents on this Agreement and the measures to be taken.

Either party shall use its best efforts to reasonably avoid or restrict any detrimental effects. The parties shall as soon as reasonably possible, resume performance of their obligations provided, however, that neither party shall, in order to prevent or terminate a strike or lock-out, take the measure which it does not deem reasonable.

X.	Assignment

10.1	Except for the assignment by Affimed to its Affiliates, this Agreement may only be assigned by one party after receipt of the written approval of the other party, which approval shall not be unreasonably withheld.

XI.	Applicable Law - Venue

11.1	This Agreement shall be governed by and construed in accordance with the laws of Germany.

11.2	Venue for judicial proceedings shall be Mannheim.

XII.	Notices

12.1	Any notices required or permitted to be given hereunder shall be sent in writing by registered mail, postage prepaid, return receipt requested, or via telefacsimile, or telexed, confirmation letter (registered airmail) requested, addressed to whom it is to be given as follows:

If to DKFZ:

to:	Deutsches Krebsforschungszentrum

Technology Transfer Department

Im Neuenheimer Feld 280

69120 Heidelberg, Germany

If to Affimed:

To:	Affimed Therapeutics AG

Dr. Albert-Reimann-Str. 2

68526 Ladenburg, Germany

or to such other address or addresses as may from time to time be given in writing by either party to the other party pursuant to the terms hereof.

XIII.	Termination

13.1	This Agreement shall come into force and effect after it has been signed by DKFZ and Affimed. Unless sooner terminated, it shall continue to be in force and effect until expiration of such patent of the Patent Rights which is last to expire.

13.2	The expiration of Patent Rights in any given country shall not affect the effectiveness or non-effectiveness of this Agreement in any other country.

13.3	DKFZ shall have the right to terminate this Agreement by giving a six (6) months prior written notice if for reasons other than force majeur during a period of ***** or more no Licensed Products have been sold or Licensed Services have been provided by Affimed. and/or no sublicense to a third party has been granted.

13.4	Each party shall have the right to terminate this Agreement by giving six (6) months prior written notice to the other party if said other party commits a material breach of the terms of this Agreement and fails to correct such material breach within ***** following receipt of said written notice.

DKFZ shall have the right to terminate this Agreement by giving six (6) months prior written notice if Affimed suspends payment of its debts or enters into or becomes subject to corporate rehabilitation procedures, liquidation, dissolution or bankruptcy proceedings.

13.5	Termination of this Agreement for any reason including termination due to lapse of time shall not relieve Affimed of its obligation to make payments of any royalty due under this Agreement prior to the effective date of such termination or render any report with respect thereto.

IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorised officers.

Ladenburg, 8.3.01	Heidelberg, 5.3.2001

Affimed Therapeutics AG	Deutsches Krebsforschungszentrum Stiftung des Offentlichen Rechts

/s/ Melvin Little	/s/ Harald zur Hausen

Prof. Dr. Dr. Harald zur Hausen Scientific member of the board

/s/ Josef Puchta

Dr. rer. pol. Josef Puchta Administrative member of the board

Exhibit A

1	DE 197 21 700 (“Mutierter OKT3-Antikörper”)

2	PCT/DE98/01409 (“Mutierter OKT3-Antikörper”)

3	DE 198 19 846.9 (“Multivalente Antikörper-Konstrukte”)

4	PCT/DE99/01350 (“Multivalente Antikörper -Konstrukte”)

5	DE 199 37 264.0 (“Fv-Antikörper -Konstrukte”)

6	PCT/DE00/02589 (“Fv-Antikörper-Konstrukte”)

7	Patent Applications be filed on the basis of the invention report P487 of DKFZ “Verfahren zur Bekampfung von Tumorzellen mit der Serinprotease Granzym B”.

8	Patent Applications be filed on the basis of the invention report P4 70 of DKFZ “Stable recombinant bivalent antibodies”.